Exhibit 10.1

150 Second Street, 1st Floor

Cambridge Massachusetts 02141

TEL 617.418.2200

FAX 617.418.2201

January 5, 2017

Troy Cox

464 Tehama Street

San Francisco, CA 94103

Re:	Employment with Foundation Medicine, Inc.

Dear Troy:

On behalf of Foundation Medicine, Inc. (“Foundation Medicine” or “the Company”), I am very pleased to offer you the position of Chief Executive Officer.

The terms of your position with the Company are as set forth below in this letter agreement (“Agreement”):

1.    Position and Start Date. Your position at the Company will be as Chief Executive Officer (“CEO”). As CEO, you shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”). For so long as you serve as CEO, the Company shall nominate you for election to the Board by the Company’s shareholders. Upon the ending of your employment as CEO, you shall immediately resign from the Board as well as from any other position(s) to which you were elected or appointed in connection with your position as CEO. You will begin your employment with the Company no later than February 6, 2017. For purposes of this Agreement, the actual first date of your employment shall be the “Start Date”.

2.	Compensation and Related Matters.

a.    Base Salary. You will be paid on a salary basis at a rate of $21,153.85 per bi-weekly pay period, representing payment for all hours worked by you for Foundation Medicine, equivalent to an annualized base salary of approximately $550,000 (“Base Salary”). The Base Salary will be paid in accordance with Foundation Medicine’s standard payroll practices and subject to customary deductions and withholdings as required by law. You will be eligible to participate in annual merit salary increases, in the discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”), in accordance with the Company’s compensation practices. To be eligible for a merit increase, you must be employed by September 30 of the previous year.

Troy Cox

January 5, 2017

a.	Performance Incentives.

i.	Annual Bonus. You will be eligible to participate in the Company’s annual performance incentive program, subject to its terms and conditions and at the discretion of the Company’s Board, with the potential to earn incentive compensation equivalent to a target of 70% of your then annual Base Salary (“Annual Performance Incentive Target”). The performance incentive is based upon the achievement of Company performance, department performance, and individual performance objectives. The Company may also increase the Annual Performance Incentive Target in connection with a promotion and otherwise in its discretion. Except in connection with the payment to you of a Severance Payment, you must be employed by the Company at the time a performance incentive is paid to earn any part of an incentive.

ii.	Annual Equity Incentive. You will be eligible for annual equity awards under the Company’s equity compensation plan. The CEO’s annual award is currently in the range of an aggregate value of $1,000,000-$2,000,000 subject to vesting, provided and notwithstanding the foregoing, the equity award(s) shall be determined at the complete and total discretion of the Compensation Committee.

b.	Expenses. The Company will reimburse your expenses related to your work in accordance with the Company’s expense reimbursement policy.

c.	Restricted Stock Units. Subject to approval by the Board of Directors or a committee thereof, as may be required by the Company’s applicable governance rules, you will be granted an equity award of Restricted Stock Units (“RSUs”) with an aggregate value of $4,750,000 (“Equity Award”). The number of RSUs to be granted as part of the Equity Award will be calculated based on the 30-day average closing price of Foundation Medicine common stock preceding the Start Date. The effective date for the grant will be the Start Date (“Equity Grant Date”). The Equity Award will vest over a four-year period as follows: 25% will vest on the first anniversary of the Equity Grant Date, and an additional 6.25% will vest on the first day of each subsequent quarter thereafter until 100% of the RSUs have vested. As a condition to receiving each portion of the Equity Award, you must be an employee of Foundation Medicine as of the relevant vesting date and without any prior interruption of service. The Equity Award will be governed by a restricted stock unit award agreement that will not conflict with this Agreement but will be in the standard form approved by Foundation Medicine’s Board of Directors and shareholders, and will be subject to the provisions of Foundation Medicine’s then-current stock incentive plan (together with any other incentive equity plan(s), as may be amended from time to time, any associated award agreements, the “Equity Documents”).

Troy Cox

January 5, 2017

d.	Other Benefits. As a regular, full-time employee, you will be eligible to participate in the employee benefit program that Foundation Medicine offers to its employees in comparable positions, which currently include Health, Dental, Life and Disability Insurance, matching 401(k) Plan, and Sick Time, subject to plan terms and generally applicable Foundation Medicine policies. You will be also be entitled to accrue up to fifteen (15) days of vacation each calendar year and to such other holidays as Foundation Medicine recognizes for employees having comparable responsibilities and duties. For any calendar year in which you are employed with the Company for only a portion of such year, the vacation time will be pro-rated. Notwithstanding the foregoing, however, you will be entitled to take a one week sabbatical in 2017 which will be in addition to your regular vacation days. Descriptions of the Company’s benefits will be available upon request. The Company retains the right to amend, modify, or cancel any benefits program. Where a particular benefit is subject to a formal plan (for example, medical insurance or 401(k)), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document.

e.	Sign-on bonus. You will receive a one-time payment of $324,000 (less required withholdings) within 30 days of the Start Date (“Payment Date”). If you resign from Foundation Medicine other than for Good Reason (defined below) within one (1) year of the Payment Date, or you are terminated by Foundation Medicine for Cause (defined below) within one (1) year of the Payment Date, you are required to repay Foundation Medicine for the total amount of the sign-on bonus within one week of your termination date, and to the maximum extent permitted by applicable law, you hereby authorize Foundation Medicine to deduct as a valid set-off of wages, any sign-on bonus owed to Foundation Medicine from your final wages and any accrued and unused vacation pay, any performance bonus/incentive compensation, outstanding expense report, and/or any other payments or compensation otherwise owed to you by Foundation Medicine.

3.    Living Assistance Allowance and Relocation Assistance. As a material condition of your employment, you are required to relocate to the greater Boston area within three months of the Start Date, unless a later date is expressly authorized by the Board. For purposes of this Agreement, the actual date of your relocation shall be the “Relocation Date”. During the period between the Start Date and the Relocation Date (the “Pre-Relocation Period”), (i) you shall spend at least 85% of your working time at the Company’s office in Cambridge, Massachusetts (exclusive of Foundation Medicine business travel) and (ii) the Company will reimburse you, in accordance with the Company’s expense reimbursement policy, for apartment or hotel payments and

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January 5, 2017

associated utilities (“Living Assistance Allowance”) of up to $5,000 per month. In addition to the Living Assistance Allowance, during the Pre-Relocation Period the Company shall reimburse you, in accordance with the Company’s reimbursement policy, for travel between Boston and San Francisco. If the Relocation Date occurs within three months of the Start Date, the Company shall reimburse you for actual relocation expenses incurred and substantiated up to a maximum of $100,000 (“Relocation Assistance”). The Relocation Assistance shall be paid in a lump sum payment within ten days of the Company’s receipt of final documented expenses (which you agree to submit promptly but in no later than November 30, 2017). If you resign from Foundation Medicine other than for Good Reason (defined below) within eighteen (18) months of receiving Relocation Assistance (“Relocation Payment Date”), or you are terminated by Foundation Medicine for Cause (defined below) within eighteen (18) months of the Relocation Payment Date, you are required to repay Foundation Medicine for the total amount of the Relocation Assistance within one week of your termination date, and to the maximum extent permitted by applicable law, you hereby authorize Foundation Medicine to deduct as a valid set-off of wages, any Relocation Assistance owed to Foundation Medicine from your final wages and any accrued and unused vacation pay, any performance bonus/incentive compensation, outstanding expense report, and/or any other payments or compensation otherwise owed to you by Foundation Medicine. The Company will determine in its reasonable, good faith judgment what, if any, of your reimbursed amounts pursuant to this Section 3 are for nondeductible expenses in accordance with applicable law and will comply with associated withholding and tax reporting obligations.

4.    At-Will Employment. Your employment at all times shall remain “at will,” meaning that either you or the Company may terminate the employment relationship at any time, for any lawful reason, with or without cause.

5.    Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement. As part of your employment with Foundation Medicine, you will be exposed to, and provided with, valuable confidential and/or trade secret information concerning Foundation Medicine and its present and future business plans and operations. As a result, in order to protect Foundation Medicine’s substantial investment of time and money in the creation and maintaining of its confidential information and good-will with its customers, clients, and collaborators, your offer of employment is contingent upon your signing the Company’s Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (the “Restrictive Covenant Agreement”), a copy of which is attached to this Agreement as Exhibit A and your continued willingness to abide by its terms.

By the same token, Foundation Medicine expects you to abide by and honor the terms of any agreements you may have with your present or prior employers. By signing below, you represent that you are not subject to any agreements which might restrict your conduct at the Company, and that you understand that if you become aware at any time

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during your employment with the Company that you are subject to any agreements which might restrict your activities at Foundation Medicine, you are required to immediately inform the Company’s General Counsel of the existence of such agreements. In the event of an irresolvable conflict, your employment by Foundation Medicine could be subject to termination and such termination would be deemed a for “Cause” termination for purposes of this Agreement and the Equity Documents.

Also, just as Foundation Medicine regards the protection of our confidential information as a matter of great importance, we also respect that you may have an obligation to your present and/or prior employers to safeguard the confidential information of those companies. Foundation Medicine respects these obligations, and expects you to honor them as well. To that end, we expect that you have not taken any documents or other confidential information from your employer. Further, we want to make it perfectly clear you should not bring with you to Foundation Medicine, or use in the performance of your duties for our Company, any proprietary business or technical information, materials or documents of a former employer, or otherwise disclose or use any former employer’s confidential information.

6.    Work Authorization. This offer of employment is contingent on you being legally authorized to work in the United States, and you will need to complete an I-9 Employment Verification Form no later than your first day of work.

7.    Termination of Employment.

a.    Severance Payments. Without otherwise limiting the “at will” nature of your employment if: (i) your employment is terminated by the Company without Cause at any time, or (ii) within eighteen (18) months following a Change in Control you terminate your employment with the Company for Good Reason in accordance with the Good Reason Process, and, in either event, you enter into, do not revoke, and comply with a Release, the Company shall pay or provide you with: (a) Salary Continuation for eighteen (18) months following your termination date (the “Salary Continuation Period”); (b) Health Care Continuation during the Salary Continuation Period; and (c) a Performance Incentive Payment equal to your current year Annual Performance Incentive Target, prorated based on the length of time that you have been employed with the Company during the calendar year in which your employment is terminated (collectively, the “Severance Payments”); provided and notwithstanding the foregoing, if your employment is terminated in connection with a Change in Control and you immediately become reemployed by any direct or indirect successor to the business or assets of the Company, the termination of your employment upon the Change in Control shall not be considered a Termination without Cause for purposes of this Agreement.

b.    Equity Acceleration. In the event that you become entitled to Severance Payments at any time within eighteen (18) months following a Change in Control, and you enter into, do not revoke, and comply with a Release, then all outstanding unvested time-based equity-based compensation awards that have been granted acceleration rights

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and were granted to you under the Equity Documents prior to the Change in Control shall become exercisable and vested in full, and all restrictions thereon shall lapse, notwithstanding any vesting schedule or other provisions to the contrary in the agreements evidencing such awards or in the underlying equity plan, and the Company and you hereby agree that any agreements covering such awards are hereby, and will be deemed to be, amended to give effect to this provision.

c.    Non-Eligibility for Severance Payments or Equity Award Acceleration. For the avoidance of doubt, you and the Company acknowledge that if your employment is terminated: (i) by the Company for Cause, (ii) by you without Good Reason, (iii) by you with Good Reason following a Change in Control but without complying with the Good Reason Process, or (iv) as a result of your death or disability, then, as a result of such termination, (w) you shall not be entitled to Severance Payments, (x) you shall be entitled to receive only base salary earned plus accrued but unused vacation pay through the date of termination, (y) the unvested portion of your Equity Awards will not accelerate, and (z) your Equity Awards shall expire or be forfeited in accordance with the terms of the Equity Documents.

8.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Company” means Foundation Medicine, Inc., and its successors and assigns.

“Cause” means one or more of the following events: (i) your conviction of, or the entry of a pleading of guilty or nolo contendere to, any crime involving (A) fraud or embezzlement, or (B) any felony; (ii) your willful failure to perform (other than by reason of disability), or gross negligence in the performance of, your duties and responsibilities as set forth in your job description; (iii) a material breach by you of any provision of this Agreement, the Restrictive Covenant Agreement, or any of the other agreements you have with the Company; or (iv) material fraudulent conduct by you with respect to the Company. Notwithstanding the foregoing, in no event shall “Cause” be deemed to exist unless you have been given an opportunity to be heard by the Board and a reasonable opportunity to cure the circumstances that give rise to Cause if doing so is reasonable.

“Change in Control” shall mean:

a.    any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then

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outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

b.    the date when a majority of the members of the Board of Directors of the Company is replaced by individuals who, prior to their election, or nomination for election by the Company’s shareholders, were not approved by a majority of the members of the Board of Directors in existence on the date immediately prior to such election, appointment or nomination (excluding any individuals nominated by any member of the Investor Group (as defined in that certain Investor Rights Agreement, dated as of January 11, 2015 (as amended from time to time), by and among the Company, Roche Holdings, Inc. and certain other stockholders of the Company named therein (the “Investor Rights Agreement”)) following the occurrence of a Material Breach (as defined in the Investor Rights Agreement)); or

c.    the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; or

d.    the consummation by any member of the Investor Group of any tender or exchange offer, merger, consolidation, business combination or other similar transaction involving the Company that results in the Investor Group collectively owning all of the outstanding Voting Securities of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (a), (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (a); or (ii) as a result of Roche’s acquisition of Voting Securities as provided under Section 4.03(a) and/or 4.04(b) of the Investor Rights Agreement.

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January 5, 2017

“Equity Award” means all incentive stock options, non-statutory stock options, shares of restricted stock, restricted stock units or other incentive equity awards in respect of shares of the Company’s equity securities that have been or will be granted to you by the Company.

“Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events in connection with a Change in Control:

(i)    a material diminution in your responsibilities, authority or duties;

(ii)    a material diminution in your Base Salary, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;

(iii)     your principal work location is moved to a principal work location that is located more than fifty (50) miles from the work location at which you were principally working as of the effective date of the Change in Control; or

(iv)    the material breach of this Agreement by the Company.

“Good Reason Process” means that (i) you reasonably determine that a Good Reason condition has occurred, (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition, (iii) you cooperate in good faith with the Company’s efforts (if such efforts are taken) for a period of not less than thirty (30) days following such notice (the “Cure Period”) to remedy the Good Reason condition, (iv) notwithstanding such efforts a material element of at least one Good Reason condition continues to exist, and (v) you terminate your employment within sixty (60) days after the end of the Cure Period. If the Company claims in a written notice to you to have fully cured the Good Reason condition during the Cure Period, and you have not contested the cure within sixty (60) days after receiving such notice, Good Reason shall be deemed not to have occurred. The Company’s success at curing a Good Reason condition shall not bar or preclude your right to notify the Company of the occurrence of another Good Reason condition and to proceed with the Good Reason Process.

“Health Care Continuation” means that if you are participating in the Company’s group health plan immediately prior to the date of your termination, then subject to your timely election and eligibility for benefits under the law known as COBRA, and any law that is the successor to COBRA, the Company shall continue to pay the employer portion of your health benefits until the earlier of the end of the Salary Continuation Period and the date you become re-employed or otherwise ineligible for COBRA.

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January 5, 2017

“Release” shall mean a separation agreement in a form prescribed by the Company that includes, without limitation, (i) a general release of claims and non-disparagement covenant, both in favor of the Company and related persons and entities, (ii) reaffirmation of your obligations under the Employee Agreement, the terms of which will be incorporated by reference into the Release, and (iii) a provision stating that, if you breach any of the material provisions of Release, in addition to all other rights and remedies, the Company shall have the right to receive reimbursement for, or to terminate or cease payment of, Severance Payments paid or payable to you.

“Salary Continuation” means that the Company shall continue to pay you your base salary at the rate in effect on the date of termination during the Salary Continuation Period. The first payment of Salary Continuation shall be paid within sixty (60) days after the date of termination and shall be made on the Company’s regular payroll dates; provided, however, that if the sixty (60) day period begins in one calendar year and ends in a second calendar year, the first payment of Salary Continuation shall be paid in the second calendar year. In the event you miss one or more regular payroll periods between the date of termination and the first Salary Continuation payment, the first Salary Continuation payment shall include a “catch up” payment of accrued but unpaid Salary Continuation payments.

9.    Section 409A Compliance. To the extent that any Severance Payments or other benefits to you constitute “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986 (as amended or replaced) (the “Code”), then such Severance Payments or benefits shall begin only upon or after the date of your “separation from service” (within the meaning of Section 409A of the Code), which may occur on or after the date of the termination of your employment. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A. Anything to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one day after your separation from service, or (ii) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six (6)-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. The determination of whether and when your “separation from service” from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-l(h). Solely for purposes of this Section, “Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.

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All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

The parties intend that this Agreement will be administered in accordance with Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company shall have no liability to you or to any other person if any provisions of this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

10.    Section 280G Limitation.

(a)    Anything in this Agreement to the contrary notwithstanding, in the event that the amount of the Severance Payments, and any additional compensation, payment or distribution by the Company to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Total Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(i)    If the Total Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by you on the amount of the Total Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, you shall be entitled to the full benefits payable under this Agreement.

(ii)    If the Threshold Amount is less than (x) the Total Severance Payments, but greater than (y) the Total Severance Payments reduced by the sum of (1) the Excise

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Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Total Severance Payments which are in excess of the Threshold Amount, then the Total Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Total Severance Payments shall not exceed the Threshold Amount. In such event, the Total Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(b)    For the purposes of this Section 10, “Threshold Amount” shall mean three times the your “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by you with respect to such excise tax.

(c)    The determination as to which of the alternative provisions of Section 10(a) shall apply to you shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days of the termination date, if applicable, or at such earlier time as is reasonably requested by the Company or you. For purposes of determining which of the alternative provisions of Section 10(a) shall apply, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of your residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and you.

11.    Litigation and Regulatory Cooperation. During and after your employment, you agree to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also agree to cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 11.

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12.    Relief. If you breach, or propose to breach, any portion of this Agreement, including any of the provisions of the Restrictive Covenant Agreement, or, if applicable, the Release Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach, and, if applicable, the Company shall have the right to suspend or terminate payment of the Severance Payments or any other payments, benefits and or accelerated vesting pursuant to Section 7 of this Agreement. Such suspension or termination shall not limit the Company’s other options with respect to relief for such breach and shall not relieve you of duties under this Agreement, the Restrictive Covenant Agreement, the Equity Documents or the Release Agreement.

13.    Miscellaneous.

a.    This Agreement, including the Restrictive Covenant Agreement and the Equity Documents constitute the entire agreement as to your employment relationship with the Company and will supersede any prior agreements or understandings, whether in writing or oral.

b.    This Agreement shall remain in effect if you are transferred, promoted, or reassigned to work in functions other than your current functions at the Company. Your obligations under this Agreement shall survive the termination of your employment with the Company regardless of the manner or the reasons for such termination.

c.    This Agreement may not be modified or amended unless agreed to in writing by you and an expressly authorized representative of the Company.

d.    No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

e.    All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

f.    This Agreement shall inure to the benefit of, and be binding upon, the Company and you, and our respective heirs, legal representatives, successors and assigns. This Agreement may be assigned by the Company without your consent to any successor entity in the event of a merger, acquisition, change of control, or sale of all or substantially all of the business or assets of the Company. “Foundation Medicine” and “Company” shall also mean any such successor entity as the context requires.

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January 5, 2017

g.    The resolution of any disputes as to the meaning, effect, performance or validity of this Agreement, the Restrictive Covenant Agreement or arising out of, related to, or in any way connected with your employment with the Company or any other relationship between you and the Company will be governed by the law of the Commonwealth of Massachusetts, excluding laws relating to conflicts or choice of law. Any dispute arising under this Agreement, except those under the Restricted Covenant Agreement, shall be resolved exclusively by arbitration conducted before a single arbitrator in accordance with the Employment Arbitration Rules of the American Arbitration Association in effect at the time such arbitration is conducted. All hearings shall be held in Boston, Massachusetts. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties shall bear equally the costs of arbitration, including the costs of the arbitrator.

h.    If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision hereof shall be valid and enforceable to the fullest extent permitted by law.

i.    The Company shall reimburse you for your reasonable and documented attorney’s fees associated with the negotiation and review of this Agreement up to $15,000.

j.    This Agreement may be executed in two counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

Troy, I look forward to you joining the Company. If you have further questions or require additional information, please feel free to contact me.

Sincerely,

FOUNDATION MEDICINE, INC.

/s/ Alexis Borisy
By:	Alexis Borisy
Title:	Chairman, Board of Directors

Please confirm your acceptance of this offer by signing this letter and emailing the signed letter to Alexis Borisy (alexis.borisy@thirdrockventures.com) or Robert W. Hesslein (rhesslein@foundationmedicine.com) by close of business on Thursday, January 5, 2017.

Troy Cox

January 5, 2017

YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT, INCLUDING EXHIBIT A, AND UNDERSTAND AND AGREE TO ALL OF THE PROVISIONS IN THIS AGREEMENT AND ITS EXHIBITS. 3 FACIMILE AND PDF SIGNATURES SHALL HAVE THE SAME LEGAL EFFECT AS ORIGINALS.

Accepted and agreed by:

/s/ Troy Cox
Employee Signature

Troy Cox

Date: 1/5/2017